Exhibit 10.7

LEASE AND OPTION AGREEMENT

THIS LEASE AND OPTION AGREEMENT (this “Lease”) is made as of the                  day of                 , 20                , between Potlatch Forest Holdings, Inc., a Delaware corporation, and Clearwater Paper Corporation, a Delaware corporation.

1. Definitions. The following terms as used in this Lease shall have the meanings hereinafter set forth:

1.1	“Landlord”: Potlatch Forest Holdings, Inc., a Delaware corporation.

1.2	“Tenant”: Clearwater Paper Corporation, a Delaware corporation.

1.3	“Leased Premises”: That certain property together with any improvements thereon located in the County of Desha, State of Arkansas, more particularly described in Schedule I attached hereto, and as shown on the plot plan attached hereto as Exhibit A.

2.	Term / Permitted Use.

2.1 Landlord leases and Tenant rents the Leased Premises for a primary term of twenty (20) consecutive years commencing on the date of this Lease (“Commencement Date”) and terminating on the twentieth (20th) anniversary of the date of this Lease.

2.2 Tenant, by giving Landlord at least sixty (60) days’ written notice before the expiration of the primary term, may extend the term of this Lease for ten (10) additional years on the same terms and conditions, except length of term, as the primary term.

2.3 Tenant may use the Leased Premises only for agricultural purposes using good farming practices and, subject to the provisions of Section 18 below, for land application of permitted biosolids under Arkansas Department of Environmental Quality Permit No. AR0035823 or any permit of a similar nature that may be issued to Tenant in the future (collectively, “Permits”).

3.	Rent.

3.1 Rent shall consist of an annual rental (“Annual Rent”) of Seventeen Thousand Five Hundred Fifty and No/100 Dollars ($17,550.00), payable in equal monthly installments in advance on the first day of each calendar month during the term.

3.2 Rent shall commence on the date of this Lease. Rents for any partial rent period after the date rent payments commence shall be prorated.

3.3 Rent payments shall be mailed to the address provided in Article 14 (Notices).

3.4 Except as provided in Section 3.7 below, beginning on the first anniversary of the date of this Lease, and on the same date every year thereafter, the Annual Rent shall be increased by an amount equal to two and seventy-five hundredths percent (2.75%) of the amount of Annual Rent immediately prior to such adjustment.

3.5 [Reserved]

3.6 [Reserved]

3.7 At any time that is more than ten (10) years after (a) the Commencement Date, or (b) the last rent adjustment made under this section, whichever is later, any party to this Lease by written notice to the other party (“Readjustment Notice”), may opt to have the Annual Rent readjusted to the fair market rental value of the land comprising the Leased Premises (excluding any improvements constructed by Tenant) subject to all of the terms, covenants, conditions and agreements set forth in this Lease computed as of the date of the Readjustment Notice (“Fair Market Rental Value”). The party giving the Readjustment Notice shall include with the Readjustment Notice that party’s opinion as to the Fair Market Rental Value. Within fifteen (15) days after receipt of a party’s Readjustment Notice, the other party shall provide written notice to the fist party either accepting the first party’s valuation or stating the other party’s opinion as to the Fair Market Rental Value. In the event Landlord and Tenant are unable to agree on the Fair Market Rental Value within fifteen (15) days after the first party’s receipt of the other party’s notice of valuation, the parties shall agree upon the appointment of an appraiser who shall be a member of the Appraisal Institute having the M.A.I. professional designation. The appraiser so appointed shall immediately proceed to determine the Fair Market Rental Value. In the event Landlord and Tenant are unable to agree upon an appraiser, either party shall have the right, upon ten (10) days prior written notice to the other party, to apply to the Appraisal Institute or to the presiding judge of the court sitting in the county in which the property is located, or other appropriate tribunal, for appointment of an appraiser. Each party shall pay when due one-half ( 1/2)of the appraiser’s fee. Each party shall also pay all costs and attorney’s fees incurred by it in any judicial proceeding or any proceeding before the Appraisal Institute which is not attributable to the default of the other party. Until the Fair Market Rental Value is determined, Tenant shall pay rent as if no Readjustment Notice had been given. Upon final determination of the Fair Market Rental Value, Annual Rent shall be adjusted retroactive to the date of the Readjustment Notice and an appropriate payment shall be immediately made between the parties to effectuate the retroactive readjustment. Following any such readjustment of the Annual Rent under this section, the annual adjustments shall continue under Section 3.4 above, provided however, that such adjustments shall thereafter occur on each anniversary of the date of the most recent Readjustment Notice.

4. Tenant’s Fixtures. Tenant may install on the Leased Premises such fixtures and equipment as Tenant deems desirable without significant disturbance, and all of said items shall remain Tenant’s personal property whether or not affixed to the Leased Premises. Tenant may remove Tenant’s personal property from the Leased Premises at any time but shall repair any damage caused by removal.

5. Landlord’s Title. Landlord covenants that Landlord has lawful title to the Leased Premises and full right to make this Lease and that Tenant shall have quiet and peaceful possession of the Leased Premises. Landlord warrants and represents that title to the Leased Premises is free and clear of all encumbrances, easements, assessments, restrictions, tenancies and other exceptions to title except the lien of current taxes and that certain Farm Lease Agreement (the “Farm Lease”) dated March 2008 between Landlord, as lessor, and Linn Farms, Inc., as lessee. The Landlord’s interest in the Farm Lease is hereby assigned to Tenant and Tenant hereby assumes all of Landlord’s obligations under the Farm Lease arising in or after the date of this Lease, excluding Landlord’s obligation to pay taxes pursuant to the Farm Lease, any obligations relating to the condition of Landlord’s title to the Leased Premises, and any obligations that only the owner of the fee simple estate can perform.

6.	Construction and Alteration of Building Improvements.

6.1 Subject to the limitations set forth in this Section 6.1, Tenant may, at Tenant’s expense, raze any improvements on the Leased Premises and construct on the Leased Premises any improvements, and make such repairs, additions, alterations and improvements thereto as Tenant may deem desirable, so long as the value of the Leased Premises is not diminished thereby. Landlord shall not be obligated to maintain, replace or rebuild any improvements thereon. Tenant shall not be obligated to maintain, replace or rebuild any improvements thereon, except to the extent necessary for Tenant to conduct its use of the Leased Premises in accordance with paragraph 2.3 above. Landlord may require Tenant to remove any improvements constructed on the Leased Premises by Tenant upon the latter of the expiration of the primary term or an extension thereof, provided Landlord notifies Tenant of such requirement prior to such expiration and provides Tenant with access to the Leased Premises for a reasonable period of time after such expiration to complete such removal. The foregoing notwithstanding, if Tenant is allowed to conduct land application of Tenant’s permitted biosolids pursuant to Section 18.2, such land application shall be allowed regardless of whether it may diminish the value of the Leased Premises and Landlord shall have no right to require Tenant to remove such biosolids or any other alterations or improvements associated with such land application activity.

6.2 Fee title to all improvements constructed on the Leased Premises by Tenant, even though a part of the realty, shall be and remain in Tenant during the term of this Lease. Upon the termination of this Lease, unless the Leased Premises are simultaneously purchased by Tenant pursuant to Section 18 below, fee title to any such improvements then located on the Leased Premises shall pass to and vest in Landlord.

6.3 Tenant shall not permit any lien to stand against the Leased Premises for work done or materials furnished by or on behalf of Tenant, provided that Tenant may contest the validity of such lien, but upon a final determination of the validity thereof, Tenant shall cause the lien to be satisfied and released of record.

7.	Taxes, Utility Charges, Etc.

7.1 Except as otherwise provided in this Section 7.1, Landlord shall pay all taxes and assessments on the Leased Premises on or before the due date. Tenant shall pay any taxes and assessments which may be separately assessed on any improvements installed by Tenant for the period this Lease is in effect, with such taxes and assessments to be prorated to the first and last days of the term.

7.2 Tenant agrees to pay all charges for electricity, gas, heat, water, telephone and other utility services used on the Leased Premises during the term of this Lease.

8. Indemnification. Tenant agrees to indemnify Landlord and save Landlord harm-less from any and all liability, damage, expense, causes of action, suits, claims or judgments arising from injury to person or property on the Leased Premises, except if caused by the willful or negligent act of Landlord or Landlord’s agents or employees.

9.	Condemnation.

9.1 In the event of a taking of the Leased Premises by eminent domain or any transfer in lieu thereof or by any other governmental action which taking or damage deprives Tenant of possession of twenty percent (20%) or more of the acreage of the Leased Premises, Tenant may cancel this Lease as of the taking by notice to Landlord within three (3) months after the taking or damage deprives Tenant of possession of the Leased Premises or of any other rights of Tenant under this Lease.

9.2 If this Lease is so terminated, Tenant shall deliver to Landlord a deed transferring to Landlord title to any remaining Tenant improvements on the Leased Premises.

9.3 In the event this Lease is not terminated pursuant to Section 9.1, the rent under Article 3 (Rent) shall be reduced in the ratio which the remaining land area in the Leased Premises bears to the total Leased Premises.

9.4 In the event of any condemnation and whether or not Tenant elects to terminate this Lease, Tenant shall be entitled to any and all awards or payments made in the condemnation proceedings in respect to any damage to (a) Tenant’s leasehold interest, and (b) any improvements constructed or fixtures installed on the Leased Premises by Tenant.

10. Assignment and Subletting. Tenant may sublet the whole or any part of the Leased Premises. This Lease may not be assigned in whole or in part by Tenant without the prior written consent of Landlord, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event of a sale or other transfer of substantially all of the assets comprising the Tenant’s mill adjacent to the Leased Premises (a “Mill Transfer”), Tenant may assign this Lease to the transferee. In the event of a Mill Transfer, if the transferee assumes all of Tenant’s obligations arising after such Mill Transfer in a form reasonably acceptable to Landlord, the assigning Tenant shall be released from any liability under this Lease arising after such Mill Transfer. In all other events, if Tenant assigns this Lease, the assigning Tenant shall remain liable to Landlord for full performance of Tenant’s obligations under this Lease.

11.	Default.

11.1 Either party shall be deemed to be in default upon the expiration of thirty (30) days from the receipt of written notice from the other party specifying the particulars in which such party has failed to perform the obligations of this Lease unless that party, prior to the expiration of said thirty (30) days, has rectified the particulars specified in the notice. However, such party shall not be in default if such failure (except the failure to pay money) cannot be rectified within said thirty (30) day period and such party is using good faith and commercially reasonable efforts to rectify the particulars.

11.2 If the defaulting party is Tenant, Landlord may decree the term ended and enter the Leased Premises; or Landlord may re-enter the Leased Premises and sublet the whole or any part thereof, for the account of the Tenant, upon as favorable terms and conditions as the market will allow. In the latter event, Landlord shall have the right to collect any rent which may thereafter become payable under such sublease and to apply the same first, to the payment of any expenses incurred by Landlord in dispossessing Tenant and in subletting the Leased Premises, and second, to the payment of the rent herein reserved and the fulfillment of Tenant’s covenants hereunder, and Tenant shall be liable for amounts equal to the several installments of rent as they would under the terms of this Lease become due, less any amounts actually received by Landlord and applied on account of rent as aforesaid.

11.3 If the defaulting party is Landlord, Tenant may incur any expenses necessary to perform the obligation of Landlord as specified in such notice and may deduct such expenses from the rents thereafter to become due. If the default of Landlord is material, Tenant may also cancel this Lease.

11.4 The failure of a party to insist upon a strict performance of any of the terms, conditions and covenants herein shall not be deemed a waiver of any rights or remedies that said party may have, and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained.

11.5 In addition to the remedies set forth in this Lease, Landlord and Tenant shall have all other remedies provided by law or statute to the same extent as if fully set forth herein word for word. No remedy herein conferred upon, or reserved to Landlord or Tenant shall exclude any other remedy herein or by law provided, but each shall be cumulative.

12. Compliance with Laws. Tenant agrees not to violate any law, ordinance, rule, regulation or permit of any governmental authority having jurisdiction over the Leased Premises or Tenant’s use thereof. Tenant may contest the validity of any such law, ordinance, rule, regulation or permit but shall indemnify and hold Landlord harmless against the consequences of any violation thereof by Tenant.

13. Notices. Any notice provided for herein shall be given by Registered or Certified United States Mail, postage prepaid, addressed, if to Landlord, to Landlord at 601 W. First Avenue, Suite 1600, Spokane, WA 99201, Attn: General Counsel, and, if to Tenant, to Tenant at 601 West Riverside Avenue, Suite 1100, Spokane, WA 99201, Attn: General Counsel. The person and the place to which notices are to be mailed may be changed by either party by notice to the other.

14. Attorneys’ Fees. If either party to this Lease is required to initiate or defend litigation against the other party in any way connected with this Lease, the prevailing party in such litigation in addition to any other relief which may be granted, whether legal or equitable, shall be entitled to a reasonable attorneys’ fee. If either party to this Lease is required to initiate or defend litigation with a third party because of the violation of any term or provision of this Lease, or obligation of the other party to this Lease, then the party so litigating shall be entitled to reasonable attorneys’ fees from the other party to this Lease. Attorneys’ fees shall include attorneys’

fees on any appeal and in any bankruptcy proceedings. In addition, a party entitled to attorneys’ fees shall be entitled to all other reasonable costs for investigating such action, taking depositions and conducting other discovery, travel, and all other necessary costs incurred in such litigation. All such fees shall be deemed to have accrued on commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

15. Memorandum of Lease. This Lease shall not be recorded, but upon Tenant’s request, a Memorandum of Lease shall be executed and acknowledged by the parties and recorded in the County where the Leased Premises are located.

16. Article Headings. The article headings of the Lease are inserted only for reference and do not affect the terms and provisions hereof.

17. Rights of Successors. All of the rights and obligations under this Lease shall bind and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

18. Option to Purchase and Sell.

18.1 Tenant shall have an option to purchase the Leased Premises upon the terms and conditions set forth in Exhibit B attached hereto (the “Option”), which is incorporated herein.

18.2 Tenant shall not use the Leased Premises for land application of Tenant’s permitted biosolids without giving Landlord at least thirty (30) days’ prior written notice of Tenant’s intention to do so. Within such thirty (30) day notice period, Landlord shall have the right to notify Tenant that Landlord will require Tenant to purchase the Leased Premises, in which event, Tenant shall have the same obligation to purchase the Leased Premises as if Tenant exercised the Option under Section 18.1 above, and Tenant shall have no right to use the Leased Premises for land application of Tenant’s permitted biosolids unless and until Tenant completes its purchase of the Leased Premises, provided Landlord does not default in its obligation to sell the Leased Premises to Tenant, in which case Tenant may land apply its permitted biosolids to the Leased Premises. Any land application of Tenant’s permitted biosolids pursuant to this Section 18.2 shall be in compliance with the Permits.

EXECUTED as of the date first above written.

TENANT:	LANDLORD:

Clearwater Paper Corporation, a Delaware corporation	Potlatch Forest Holdings, Inc., a Delaware corporation

By:	By:
,	,

SCHEDULE I

Legal Description

TRACT NO. 1: The South Half (S-1/2) of Section 25, 320 acres; the South Half of South Half of South Half of North Half (S-1/2

S-1/2 S-1/2 N-1/2) of Section 25, 40 acres, more particularly described as follows: Begin at an iron pipe marking the Southwest corner of NW-1/4 of Section 25, Township 11 South, Range 2 West, thence East a distance of 80 chains to the Southeast Corner of NE-1/4 Section 25; thence North a distance of 5 chains along the East line of said Section 25 to a point; thence West a distance of 80 chains to the point on the west line of said Section 25; thence South on said line a distance of 5 chains to the point of beginning, containing 40 acres, more or less.

All of the above in Township 11 South, Range 2 West, and containing in the aggregate 360 acres, more or less. Subject to rights of way for roads, highways, ditches, utilities and railroads.

TRACT NO. 2: A tract of land generally described as the North Half (N-1/2) of Section 36, Township 11 South, Range 2 West, Desha County, Arkansas, less and except a strip of land 120 feet in width off the west side thereof, and said tract being more particularly described according to plat of survey by Gordon Thurman and Hight & Associates, dated February 25, 1978, as follows: Beginning at the Southeast Corner of the N-1/2 of said Section 36 which is marked by a steel rod with a brass cap located on the East right of way line of Arkansas State Highway No. 4; thence North 88 degrees 52 minutes 12 seconds West along the South boundary of the N-1/2 of said Section 36 a distance of 5,002.8 feet to a point; thence North 0 degrees 25 minutes 00 seconds East, parallel to the West boundary of said Section 36 a distance of 2,640 feet to a point on the North line of said Section 36; thence South 88 degrees 57 minutes East along the North boundary of said Section 36 a distance of 5,119.6 feet to a point marked by an iron pin being the Northeast corner of said Section 36 and being 25.6 feet East of the center line of Arkansas State Highway No. 4; thence

(Continued)

1

South 3 degrees 30 minutes West along the East boundary of said Section 36 a distance of 1,487.4 feet to a point; thence South 2 degrees 15 minutes West continuing along the East boundary of said Section 36 a distance of 1,160.6 feet to the Point of Beginning. Containing in all 307.8 acres, more or less. Subject to rights of way for roads, highways, ditches, utilities and railroad.

This lease is subject to the following:

Easements for roads, public utilities, drainage canals, and to the prior conveyance by Evelyn Love White to K. M. Phillips of an undivided  1/16th interest in the oil, gas and mineral rights.

2

EXHIBIT A

to Lease

Depiction of Tracts of Land

1

EXHIBIT B

to Lease

OPTION TERMS

1. Option: In consideration of the mutual promises set forth in the Lease, to which this exhibit (the “Option”) is attached, Landlord hereby grants to Tenant the exclusive option to purchase the Leased Premises (as defined in the Lease), together with all easements, rights and appurtenances thereto and any improvements owned by Landlord located thereon (“Subject Property”), all in accordance with the terms and conditions hereinafter set forth.

2. Exercise: Tenant may exercise this Option by deposit in the United States mail or with an established express delivery service, postage prepaid, of written notice to Landlord at the address specified pursuant to Section 13 (Notices) of the Lease at any time during the term of the Lease, as the same may be extended, and if not exercised within that time, this Option shall terminate. Pursuant to Section 18.2 of the Lease, Landlord may exercise the right to force Tenant to exercise this Option.

3. Purchase Price: The purchase price of the Subject Property shall be determined in the manner set forth below:

Upon the exercise of this Option in accordance herewith or in accordance with Section 18.2 of the Lease to which this Option is attached, Tenant, upon exercise of this Option pursuant to Section 1 of this Option, or Landlord, upon exercise of its right to force Tenant to exercise this Option pursuant to Section 18.2 of the Lease, shall send to the other party the exercising party’s valuation of a fee simple interest in the Subject Property, subject to all of the terms, covenants, conditions and agreements set forth in this Lease, determined as of the date of the notice exercising this Option (“Fair Market Value”). The Fair Market Value shall exclude the value of

1

any improvements constructed by Tenant. Within thirty (30) days after receipt of a party’s notice of exercise of this Option and such party’s opinion as to Fair Market Value, the other party shall provide written notice to the first party either accepting the first party’s valuation or stating the other party’s opinion as to the Fair Market Value. In the event the parties are unable to agree on the Fair Market Value within fifteen (15) days after the first party’s receipt of the other party’s notice of valuation, the parties shall agree upon the appointment of an appraiser who shall be a member of the Appraisal Institute having the M.A.I. professional designation. The appraiser so appointed shall immediately proceed to determine the Fair Market Value. In the event the parties are unable to agree upon an appraiser, either party shall have the right, upon ten (10) days prior written notice to the other party, to apply to the Appraisal Institute or to the presiding judge of the court sitting in the county in which the property is located, or other appropriate tribunal, for appointment of an appraiser. Each party shall pay when due one-half ( 1/2) of the appraiser’s fee. Each party shall also pay all costs and attorney’s fees incurred by it in any judicial proceeding or any proceeding before the Appraisal Institute which is not attributable to the default of the other party.

4. Conditions: Notwithstanding the exercise of this Option, Tenant shall not be obligated to purchase the Subject Property unless at or prior to closing each of the following conditions has been met or Tenant has waived said condition in writing. Landlord agrees to cooperate with Tenant and to execute any documents which may be reasonably necessary or convenient to the performance of these conditions:

a. Title to the Subject Property shall be good and marketable and shall be free and clear of all liens, encumbrances, easements, assessments, restrictions, tenancies (whether recorded or unrecorded) and other exceptions to title except the lien of taxes not yet due and payable; any exceptions arising by, through or under Tenant; and any other exceptions approved in writing by Tenant

2

(collectively, the “Permitted Exceptions”). Between the date of the Lease and the earlier of the close of escrow or the termination of this Option, Landlord shall not, without Tenant’s prior written approval (i) sign any new lease or occupancy agreement affecting the Subject Property or any portion thereof, or (ii) amend any existing lease (except to the extent required to delete such existing lease as an objectionable exception to title), or (iii) execute any easement, covenant or restriction (or amendment to any existing easement, covenant or restriction) affecting the Subject Property or any portion thereof (except to the extent required to delete such easement, covenant or restriction as an objectionable exception to title). Landlord further agrees to remove on or before closing all monetary liens and encumbrances affecting the Subject Property except the lien of real property taxes not yet due and payable and except any liens or encumbrances arising by, through or under Tenant.

b. The Escrow Holder shall be prepared to obtain from a title insurance company designated by Tenant, upon closing, an extended coverage ALTA Owner’s Policy of Title Insurance in the full amount of the purchase price, insuring that marketable fee simple title to the Subject Property is vested in Tenant subject only to the Permitted Exceptions.

5. Escrow Holder: Prior to closing, an escrow shall be opened with a title insurance company designated by Tenant or other party mutually agreed upon by the parties (“Escrow Holder”). Landlord shall deposit therein a duly executed and acknowledged Special Warranty Deed conveying the Subject Property and all of Landlord’s right, title and interest in and to all streets, alleys and rights-of-way adjacent thereto to Tenant subject only to the Permitted Exceptions, together with instructions to deliver and record the Special Warranty Deed when the Escrow Holder is in a position to pay the purchase price to Landlord. After all of the conditions of

3

closing as set forth in Section 4 of this Option have been met and Tenant has been so advised, Tenant shall deposit into escrow the purchase price with instructions to disburse the same to Landlord upon recordation of Landlord’s Special Warranty Deed and issuance of the title insurance policy or binder required by Section 4(b) of this Option.

6. Closing: Closing shall be the date on which the Special Warranty Deed to Tenant is recorded which shall be as soon as practicable after deposit of the balance of the purchase price into escrow but in no event later than fourteen (14) days after the determination of the amount of the purchase price. Possession passes to Tenant on closing.

7. Section 1445 Affidavit: At or prior to the time of closing, Landlord shall deliver to Tenant an affidavit in compliance with Section 1445 of the Internal Revenue Code providing Landlord’s United States taxpayer identification number and business address and stating whether or not Landlord is a “foreign person” as defined in the Internal Revenue Code and regulations applicable thereto (“Code”). In the event Landlord fails to deliver such affidavit or is a “foreign person” as defined in the Code, Tenant shall be entitled to withhold from the purchase price, and to pay to the Internal Revenue Service, such amounts as are required to be withheld by the Code, and Landlord agrees to cooperate with Tenant and to furnish Tenant with such tax forms and information as are reasonably required to insure Tenant’s compliance with the Code.

8. Costs: Tenant shall pay the cost of recording the Special Warranty Deed conveying the Subject Property to Tenant. Any escrow fees shall be paid equally by both parties. Taxes and rentals shall be prorated as of the time of closing. All other closing costs including, without limitation, all other recording fees, state documentary stamps, transfer taxes, excise taxes, and title insurance premiums shall be allocated between Tenant and Landlord in the manner that is customary for commercial property sales in the County where the Subject Property is located, as determined by the Escrow Holder.

4

9. Commissions: Each party represents and warrants to the other that such party has neither employed nor associated with any broker or agent in connection with this transaction and has not agreed to pay any commissions or finders fees to any other broker or agent. If either party breaches the foregoing warranty, the breaching party agrees to indemnify, defend and hold harmless the other from and against any and all liabilities, claims, damages, expenses (including reasonable attorney’s fees and reasonable attorney’s fees on any appeal), judgments, proceedings and causes of action of any kind whatsoever arising out of the claims of any such broker or agent for any such commission.

10. Casualty: Should the improvements, if any, on the Subject Property that are owned by Landlord be damaged or destroyed by fire or other casualty prior to the time of closing, Tenant shall complete the purchase of the Subject Property with the purchase price being reduced by an amount equal to the fair market value of the improvements (or portion thereof) damaged or destroyed.

11. Condemnation: Should any entity having the power of condemnation decide prior to the time of closing to acquire all or any portion of, or any interest in, the Subject Property, Tenant, at Tenant’s sole option, may elect either (i) to terminate Tenant’s obligation to purchase the Subject Property by giving written notice to Landlord at any time prior to the time of closing, or (ii) to complete the purchase of the Subject Property with Landlord immediately appointing Tenant its attorney-in-fact to negotiate with said condemning entity as to its interest in the Subject Property and assigning to Tenant all amounts to be awarded for the Subject Property. Landlord agrees to provide Tenant, within ten (10) days after Landlord’s receipt of same but in no event later than the time of closing, written notice of any actual or threatened condemnation proceeding.

5

12.	Default:

a. Neither party shall be deemed to be in default of this Option except upon the expiration of thirty (30) days (ten (10) days in the event of failure to pay money) from receipt of written notice from the other party specifying the particulars in which such party has failed to perform its obligations under this Option unless such party, prior to expiration of said thirty (30) day period (ten (10) days in the event of failure to pay money), has rectified the particulars specified in said notice of default.

b. In the event of a default, the non-defaulting party may:

(1) Terminate this Option upon written notice to the defaulting party, recover from the defaulting party all damages incurred by the non-defaulting party;

(2) Seek specific performance of this Option, and, in addition, recover all damages incurred by the non-defaulting party. The parties declare it to be their intent that this Option may be specifically enforced;

(3) Perform or pay any obligation or encumbrance necessary to cure the default and offset the cost thereof from monies otherwise due the defaulting party or recover said monies from the defaulting party; and

(4) Pursue all other remedies available at law, it being the intent of the parties that remedies be cumulative and liberally enforced so as to adequately and completely compensate the non-defaulting party.

13. Notices: All notices given pursuant to this Option shall be given pursuant to Section 13 (Notices) of the Lease.

6

14. 1031 Exchange: Tenant and Landlord acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that (i) the cooperating party shall not be required to acquire or take title to any exchange property; (ii) the cooperating party shall not be required to incur any expense (excluding attorneys’ fees) or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (iii) no substitution of the effectuating party shall release said party from any of its obligations, warranties, or representations set forth in this Option or from liability for any prior or subsequent default under this Option by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iv) the effectuating party shall give the cooperating party at least five (5) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (v) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense; and (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party’s performance of the acts required hereby.

7